SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 31, 2002

PAVILION BANCORP, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-22461 (Commission File Number)	38-3088340 (IRS Employer Identification no.)

135 East Maumee Street Adrian, Michigan (Address of principal executive office)		49221 (Zip Code)

Registrant's telephone number, including area code: (517) 265-5144

Item 9.        Regulation FD Disclosure.

        Third Quarter Report sent to Shareholders on October 31, 2002 along with letter from the registrant's Board Chairman with respect to resignation of Patrick K. Gill, the registrant's President and CEO, and the Chairman's appointment as Interim President and CEO.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 31, 2002	PAVILION BANCORP, INC. (Registrant)
	By:	/s/ Loren V. Happel Loren V. Happel Chief Financial Officer

EXHIBIT INDEX

99.1            Third Quarter Report to Shareholders sent October 31, 2002

99.2            Letter to Shareholders from Interim President and CEO.

EXHIBIT 99.1

PAVILION BANCORP, INC.

THIRD QUARTER STATEMENT
SEPTEMBER 30, 2002

Pavilion Bancorp, Inc.

135 East Maumee Street
Adrian, MI 49221
(517) 265-5144 or (800) 508-8346

www.pavilionbancorp.com
www.bankoflenawee.com
www.bankofwashtenaw.com

President's Message

To Our Shareholders:

As we closed out the third quarter, Pavilion Bancorp, Inc. reported net income of $1,974,184. While I believe that represents solid performance in an uncertain economic environment, it is 11.2 percent below the same period last year.

As I mentioned in my second quarter message, the causes are readily apparent. Low interest rates, a positive for our borrowers and a negative for our depositors, continued to exert pressure upon our fundamental measure of profitability, our net interest margin. In addition, our investment in the Bank of Washtenaw, which I fully expect to be profitable before year-end, has had a short-term impact upon our earnings. I remain absolutely convinced that forming the Bank of Washtenaw was the correct long-term decision and I anticipate that the value of that decision will become apparent during 2003 and beyond.

On the bright side, low interest rates have sustained an unprecedented demand for mortgage loans. As a leading provider of mortgages in the markets we serve, our corporation and, more importantly, our customers have benefited from the strong refinancing and home purchase opportunities. Mortgage services are provided by our subsidiary, Pavilion Mortgage Company. Our success in mortgage lending is a tribute to the mortgage company staff, assisted by volunteers from both the Bank of Lenawee and the Bank of Washtenaw, all of whom have expended incredible effort to ensure that the needs of our customers are met.

From a balance sheet perspective, the corporation, with quarter-end assets of $295,049,924, was more than 9 percent larger than it was a year earlier. An increase of more than 7 percent in total loans outstanding was paced by an increase of nearly 8 percent in total deposits. We rigorously and continually evaluate the components of our loan portfolio and are comfortable with its overall quality. In addition, we believe that our reserves against loan losses are adequate to address any loan quality issues that may arise as a result of the weakened economy.

Good news is also evident in the trading activity and price of our shares. Demand has been strong and several thousand shares have traded during the last few months. The price has stabilized in the low-to-mid $40 range, an improvement over the volatility that was evident during the late summer.

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Pavilion Bancorp, Inc. also recently launched an enhanced informational site for our investors. The site offers current market data, company news, document filings, industry-specific financial information including a detailed peer analysis, and deposit market share data. The site may be accessed by visiting http://www.pavilionbancorp.com and clicking “Investor Relations.”

Finally, I am so proud that the Bank of Lenawee was named – for the second consecutive year – the “Best Bank” in Lenawee County by respondents to the annual survey conducted by the county’s newspaper, The Daily Telegram. In addition, the Bank was also recognized as the “Best Customer Service” provider among all businesses – including all other financial institutions – in the county. The recognition is gratifying and it underscores our unwavering commitment to customer service and satisfaction.

We also have an unwavering commitment to shareholder satisfaction. To that end, I thank you for your continued support of Pavilion Bancorp, Inc. and look forward to your questions and comments.

Patrick K. Gill
President and Chief Executive Officer

This letter contains certain forward-looking statements that involve risks and uncertainties. When used in this letter, the words “believe,” “expect,” or “anticipate” and similar expressions identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.

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CONSOLIDATED BALANCE SHEET

                                                                              September
                                                                     2002                     2001
Assets
    Cash and due from banks                                        $ 14,687,807            $ 11,956,981
    Federal funds sold                                                6,465,000                       -
    Commercial Paper                                                          -                       -
                                                               ----------------          --------------
      Total cash and cash equivalents                              $ 21,152,807            $ 11,956,981

    Market value of securities available for sale                    27,213,695              28,953,432

    Total loans                                                     232,618,544             217,024,192
      Loans held for sale                                             2,907,020               2,288,300
      Deferred loan origination (fees) costs, net                       (20,531)                 69,940
      Allowance for loan losses                                      (2,428,770)             (2,126,765)
                                                               ----------------          --------------
         Net loans                                                  233,076,263             217,255,667

      Premises and equipment, net                                     6,459,906               6,591,097
      Accrued interest receivable                                     2,003,814               2,385,675
      Other assets                                                    5,143,439               3,125,822
                                                               ----------------          --------------

         Total assets                                             $ 295,049,924           $ 270,268,674
                                                            =======================   =====================

Liabilities and Shareholders' Equity
    Liabilities
      Deposits:
         Noninterest - bearing                                       54,435,723              44,601,229
         Interest - bearing                                         196,727,763             188,801,785
                                                               ----------------          --------------
           Total deposits                                           251,163,486             233,403,014
      Other borrowings                                               11,878,206               6,517,641
      Accrued interest payable                                          552,333                 830,761
      Other liabilities                                               2,369,541               2,101,719
                                                               ----------------          --------------
         Total liabilities                                          265,963,566             242,853,135

    Shareholders' equity
      Common stock and paid-in capital, No par value:
         3,000,000 shares authorized; shares issued and
         outstanding 836,098 - 2002; 848,537 - 2001                  13,973,439              14,594,298
      Retained earnings                                              14,741,824              12,474,675
      Unrealized  gain (loss) on  securities  available for             371,095                 346,566
                                                               ----------------          --------------
      sale

         Total shareholders' equity                                  29,086,358              27,415,539
                                                               ----------------          --------------

         Total liabilities and shareholders' equity               $ 295,049,924           $ 270,268,674
                                                            =======================   =====================

                                                            Nine Months Ending September 30,
                                                            2002                         2001
Interest Income
    Loans, including fees                                 $ 13,238,194                 $ 14,716,616
    Securities                                               1,009,287                    1,163,234
    Federal funds sold and other                                90,073                      267,996
                                                       ---------------               --------------
      Total interest income                                 14,337,554                   16,147,846

Interest Expense
    Deposits                                                 4,170,842                    6,186,553
    Borrowed funds                                             471,190                      291,351
                                                       ---------------               --------------
      Total interest expense                                 4,642,032                    6,477,904
                                                       ---------------               --------------

Net Interest Income                                          9,695,522                    9,669,942
    Provision for loan losses                                  673,000                      263,000
                                                       ---------------               --------------

Net Interest Income After
    Provision For Loan Losses                                9,022,522                    9,406,942

Noninterest income
    Service charges on deposit accounts                      1,469,033                    1,000,500
    Gains on sales of loans                                  2,278,177                    1,547,822
    Other                                                      210,497                      137,527
                                                       ---------------               --------------
      Total other income                                     3,957,707                    2,685,849

Noninterest expense
    Salaries and employee benefits                           6,040,778                    5,148,270
    Premises and equipment                                   1,774,294                    1,519,777
    Other                                                    2,242,393                    2,151,776
                                                       ---------------               --------------
      Total other expenses                                  10,057,465                    8,819,823
                                                       ---------------               --------------

Income Before Income Taxes                                   2,922,764                    3,272,968
    Federal income tax expense                                 948,580                    1,049,359
                                                       ---------------               --------------

Net Income                                                 $ 1,974,184                  $ 2,223,609
                                                  ==========================    ========================

Earnings per common share:                                      $ 2.36                       $ 2.62

DIRECTORS:
Pavilion Bancorp, Inc.

Allan F. Brittain
Retired

Fred R. Duncan
Retired

Edward J. Engle, Jr.
President
Rima Manufacturing Company

William R. Gentner
President
Gentner, Inc.

Patrick K. Gill
President and Chief Executive Officer
Bank of Lenawee

Douglas L. Kapnick
President
Kapnick and Company, Inc.

J. Paul Rupert
President
Today's Office, Inc.

Emory M. Schmidt
Vice President
Brazeway, Inc.

J. David Stutzman
General Manager
Raymond and Stutzman LLC

OFFICERS:
Pavilion Bancorp, Inc.

Douglas L. Kapnick
Chairman of the Board

Patrick K. Gill
President and Chief Executive Officer

Pamela S. Fisher
Corporate Secretary

Loren V. Happel
Treasurer

EXHIBIT 99.2

October 31, 2002

To Our Shareholders:

By the time this letter reaches you, many of you will have already heard that President and Chief Executive Officer Patrick K. Gill submitted his resignation effective today. He has accepted the position of President and Chief Executive Officer of western Michigan-based O.A.K. Financial Corporation and its subsidiary, the Byron Center State Bank.

During Pat’s tenure with us, the Bank of Washtenaw was formed and corporate assets have nearly doubled. In addition, shareholder value, as measured by split-adjusted price per share, has increased by 72 percent. While the Board members and staff are sorry to lose him, we understand that change is inevitable. We wish Pat, his wife Kimberly, and son Christopher much happiness and success.

The Board has initiated a search for Pat’s replacement and will work hard to find the appropriate individual. Another of Pat’s achievements was the assembly of a dedicated, highly-competent management team. I have been appointed Interim President and Chief Executive Officer of both the holding company and the Bank of Lenawee. Pamela S. Fisher, Senior Vice President, has been named Chief Operating Officer and will assume responsibility for daily operations. Together we will all continue to move the organization forward until Pat’s successor has been named. Should you have any questions or concerns, I would encourage you to call me, Ms. Fisher, or Loren Happel, the Chief Financial Officer.

One thing that has not changed is the commitment Bank of Lenawee has had for over a century—to provide exceptional service to our customers as we assist them with their financial needs. At the holding company level, our commitment to you, our valued shareholders, remains one of ensuring that your decision to invest in our Company is a decision with which you will be pleased.

Thank you for your continued support.

Sincerely,

/s/ Douglas L. Kapnick

Douglas L. Kapnick
Chairman